Exhibit 10.26

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to Employment Agreement made effective as of February 6, 2006 (the “Agreement”), is made and entered into effective as of March 17, 2014 (the “Effective Date”), by and between Lpath, Inc., a Nevada corporation (the “Company”), and Gary J. G. Atkinson (“Employee”).  Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Agreement.

WHEREAS, Section 12.1 of the Agreement provides that the Agreement may be amended or modified only with the express prior written consent of the Company and Employee.

WHEREAS, the Company has determined, and the undersigned parties hereto agree, that it is in the best interest of the Company and its stockholders to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1.                                      Amendment of Sections 6.2(i)-(vii).  Subsections (i)-(vii) of Section 6.2 of the Agreement are hereby amended and restated in their entirety to read as follows:

“(i)                               Pay Employee severance compensation in an amount equal to twelve (12) months’ then current Salary. Such payments are to be made in equal installments over a period of 12 months in accordance with Company’s normal payroll procedures, and subject to normal withholdings for taxes.

(ii)                                  Continue to provide to Employee all healthcare benefits for the remainder of the month in which the termination occurs and for the 12-month period following Employee’s termination, provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for healthcare coverage through another employer during this period.

(iii)                               If the termination occurs within 24 months after there has been a Corporate Transaction: (a) accelerate-vest by 24 months Employee’s unvested stock options or unvested RSUs or other stock grants, and any other such assets that vest over time and (b) allow Employee up to 24 months to exercise such options except to the extent that any such options expire before the end of this 24-month period or to the extent that earlier exercise is required by the Company to effect a sale or a merger.

(iv) The term “Cause” is defined to mean conduct that in the good faith judgment of the Board constitutes a material breach of duty and is to include one or more of the following: falsification of company documents, fraud, moral turpitude, theft, embezzlement, criminal conduct, indictment on felony criminal charges, serious violations of Company policies, material breach of Employee’s employment agreement or Proprietary Information and Inventions Agreement, acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee with respect to Employee’s obligations or otherwise relating to the business of Company, extended or repeated absence from work that in the reasonable judgment of the Board is unjustifiable, inability to perform the essential functions of his position, with or without reasonable accommodation, due to a mental or physical disability for a period of ninety (90) consecutive days, or insubordination (e.g., refusal to carry out the reasonable instructions of the CEO or the Board). If the material breach of duty is reasonably curable, Company shall provide notice to Employee of such breach of duty and shall give Employee a 30-day cure period. Refusal to relocate to a facility more than 50 miles from the current facility is NOT considered Cause.

(v) The term “Corporate Transaction” is defined to mean (a) a transaction whereby the Company is party to a merger or consolidation whereby the Company is NOT the surviving entity and whereby the transaction results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; or (b) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect).

(vi) Employee will be eligible for no other severance compensation, benefits, or vesting other than that which is provided for in this Section 6.2 when he is terminated. A condition precedent to the Company’s obligation to fulfill the severance terms in this Section 6.2 shall be Employee’s execution of a full and complete release of all claims against the Company, its Board, officers, employees, agents, and affiliates in reasonable form as provided by the Company and such release has become effective in accordance with its terms prior to the 60th day following the termination date. Nothing in this severance provision supersedes or in any way alters the at-will provisions of Section 5 above.

(vii) Employee agrees that he will surrender to the Company, at its request, or at the conclusion of his employment, all accounts, notes, data, sketches, drawings and reproductions, and copies thereof, any of which (a) relate in any way to the business, products, practices, or techniques of the Company, (b) contain Confidential Information, whether or not created by him, or (c) come into his possession by reason of his employment with the Company; and Employee agrees further that all of the foregoing are the property of the Company.”

2.                                      Approval of Amendment.  By their signatures below, the Company and Employee hereby adopt this Amendment.

3.                                      Necessary Acts.  Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

4.                                      Governing Law.  This Amendment shall be governed in all respects by the internal laws of the State of California.

5.                                      Continued Validity.  Except as otherwise expressly provided herein, the Agreement shall remain in full force and effect.

6.                                      Facsimile; Counterparts.  This Amendment may be executed by facsimile or electronic transmission and in any number of counterparts by the parties hereto all of which together shall constitute one instrument.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

LPATH, INC.

By:	/s/ Scott Pancoast
Name: Scott Pancoast.
Title: Chief Executive Officer and President

GARY J.G. ATKINSON

/s/ Gary J. G. Atkinson
(Signature)